EXHIBIT 11.1



                                ZITEL CORPORATION

                       COMPUTATION OF EARNINGS PER COMMON
                           AND COMMON EQUIVALENT SHARE


                                             Year Ended September 30,
                                      ------------------------------------------
                                             1993           1994         1995
                                      -----------    -----------     -----------
Average common shares
  outstanding                           6,179,000      6,327,000       7,079,000

Computation of incremental
  outstanding shares
    Net effect of dilutive stock
      options based on treasury
      stock method                              0              0         504,000

                                        6,179,000      6,327,000       7,583,000


Net income (loss)                     $(8,277,000)   $(6,961,000)     $8,526,000


Earnings (loss) per share             $     (1.34)   $     (1.10)     $     1.12




Primary and fully diluted income per share differ by less than one cent in all periods.







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